Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                                    Nine Months Ended Sep. 30   Three Months Ended Sep. 30
                                                        1998          1997          1998          1997
                                                     ----------    ----------    ----------    -----------
BASIC
Average shares outstanding                           62,353,218    62,727,242    62,303,033    62,977,635
Net income                                             $101,398      $123,796       $13,573       $37,790

     Per share amount                                     $1.63         $1.97         $0.22         $0.60


DILUTED
Average shares outstanding                           62,353,218    62,727,242    62,303,033    62,977,635

Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise price        683,227     1,346,628       233,608     1,605,208
                                                     ----------    ----------    ----------    -----------
                                                     63,036,445    64,073,870    62,536,641    64,582,843
Net income                                             $101,398      $123,796       $13,573       $37,790

     Per share amount                                     $1.61         $1.93         $0.22         $0.59

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